Exhibit 99.1

NEWS RELEASE

LANCER ADDRESSES INFORMATION IN NEWS ARTICLE

SAN ANTONIO, TEXAS, November 30, 2004— Lancer Corporation (Amex: LAN) today corrected information contained in a recently published news article.

The news article indicated that Lancer was no longer the subject of investigations by the Securities and Exchange Commission and the United States Attorney’s Office.  Lancer has no knowledge that it is no longer the subject of those investigations, that the investigations have concluded, or that any other material developments have occurred in the investigations since Lancer’s prior disclosure on the subject.  Lancer plans to continue to cooperate fully with the investigations.

Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide.  Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom. Lancer is a vertically integrated manufacturer with 2003 sales of $113 million, and employing approximately 1,200 people. Lancer designs and manufacturers a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.

This press release contains various forward-looking statements and information, including statements relating to the investigations described above, that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.